   As Filed with the Securities and Exchange Commission on December 12, 2000

                                                         Registration No. 333-



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 AMEDISYS, INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                                                             11-3131700
(State or other jurisdiction of incorporation            (I.R.S. Employer Identification Number)
or organization)

                           11100 Mead Road, Suite 300
                          Baton Rouge, Louisiana 70816
                                  225-292-2031
                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)


                      Amedisys, Inc. 1998 Stock Option Plan
                            (Full title of the Plan)


                                William F. Borne
                           11100 Mead Road, Suite 300
                          Baton Rouge, Louisiana 70816
                                  225-292-2031
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                             Anthony J. Correro, III
            Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
                        201 St. Charles Ave., 46th Floor
                        New Orleans, Louisiana 70170-4600
                                 (504) 586-5253

                         CALCULATION OF REGISTRATION FEE

Title of securities to    Amount to be            Proposed maximum      Proposed maximum          Amount of
be registered             registered (1)          offering price per    aggregate offering        registration fee
                                                  share                 price
------------------------  ----------------------  --------------------  ------------------------  ----------------------
Class A Common Stock,            6,550                  $   7.00            $      45,850            $     12.10(2)
$0.001 par value per
share

Class A Common Stock,           57,636                  $   6.61            $     380,974            $    100.58(2)
$0.001 par value per
share

Class A Common Stock,           81,585                  $   6.20            $     505,827            $    133.54(2)
$0.001 par value per
share

Class A Common Stock,          548,500                  $   3.00            $   1,645,500            $    434.41(2)
$0.001 par value per
share

Class A                         27,000                  $  5.125            $     138,375            $     36.53(2)
Common Stock
$0.001 par value
per share

Class A                         50,000                  $  3.50             $     175,000            $     46.20(2)
Common Stock
$0.001 par value
per share

Class A Common Stock,          653,729                  $  3.47             $   2,268,440            $    598.87(3)
$0.001 par value per
share

(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving the Class A Common Stock, $0.001 par value per share, of the Company, the number of shares thereof registered shall be automatically increased to cover the additional shares thereof in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Computed in accordance with Rule 457, calculated based upon the price at which currently outstanding options are exercisable.


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


(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the bid and ask price per share of the Class A Common Stock, December 11 $0.001 par value per share, on the O.T.C. Bulletin Board, on December 7, 2000.

                                   ----------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed by Amedisys, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

(a) The Company's Form 10-K dated March 30, 2000, filed pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), as amended by Form 10-K/A dated September 1, 2000, filed pursuant to the 1934 Act.

(b) The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 filed pursuant to the 1934 Act.

(c) The description of the Company's Common Stock contained in its Form 8-K dated December 11, 2000 filed with the Commission.

         All reports filed by the Company with the Commission, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.


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



Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (the "statute"), Section 145, gives Delaware corporations broad powers to indemnify their present and former directors, officers, agents and employees and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are, or might be, made parties by reason of being, or having been, such directors, officers, agents or employees; subject to specific conditions and exclusions gives a director, officer, agent or employee who successfully defends an action the right to be so indemnified, and in some cases permits even those who unsuccessfully defend actions to be so indemnified; and authorizes Delaware corporations to buy liability insurance on behalf of any current or former director, officer, agent or employee. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

         Article XI of the Certificate of Incorporation of the Company provides for indemnification of officers, directors, agents and employees of the Company as follows:

         (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the

Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

         (h) For purposes of this Article references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

               Pursuant to Article 10.6 of the 1998 Stock Option Plan (the "Plan"), the Company shall indemnify each present and future member of the Board of Directors and the Compensation Committee of the Board of Directors for all expenses reasonably incurred in connection with or arising out of any suit, action or proceeding related to such person's involvement with the administration of the Plan, even if such person is finally adjudged to have been negligent in the performance of his or her duties. Such indemnity shall not apply if such person is adjudged to have been guilty of gross negligence or willful misconduct. In addition, no indemnity shall be available if such person fails to offer the Company, within 60 days of the institution of such proceeding, the right to handle and defend same at its own expense.

               The foregoing discussion of the Company's Certificate of Incorporation, of the Plan, and of the statute is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, the Plan and the statute, respectively.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

               Not Applicable.




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



Item 8.  EXHIBITS.

               The following exhibits are filed as part of this Registration
Statement:


EXHIBIT NO.      IDENTIFICATION OF EXHIBIT

5.1              Opinion Regarding Legality

10.4 1998 Stock Option Plan (previously filed as an exhibit to the Company's Definitive Proxy Statement filed with the Commission June 30, 1998, and incorporated herein by reference thereto)

23.1             Consent of Counsel (included in Exhibit 5.1)

23.2             Consent of Arthur Andersen LLP


Item 9.  UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on December 12, 2000.

                                          AMEDISYS, INC.

                                          By: /s/ WILLIAM F. BORNE
                                             ---------------------------------
                                              William F. Borne,
                                              Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that such person whose signature appears immediately below constitutes and appoints each of William F. Borne and Michael D. Lutgring his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 12, 2000.

Signature                           Title
---------                           -----

/s/ WILLIAM F. BORNE
------------------------            Chief Executive Officer and Chairman of the Board
William F. Borne                    (Principal Executive Officer)

/s/ JOHN M. JOFFRION
------------------------            Senior Vice President of Finance (Principal
John M. Joffrion                    Financial and Accounting Officer)

/s/ JAKE L. NETTERVILLE
------------------------            Director
Jake L. Netterville


------------------------            Director
David R. Pitts


------------------------            Director
Peter F. Ricchiuti

/s/ RONALD A. LABORDE
------------------------            Director
Ronald A. LaBorde

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER           DESCRIPTION
-------          -----------
 5.1             Opinion Regarding Legality

10.4 1998 Stock Option Plan (previously filed as an exhibit to the Company's Definitive Proxy Statement filed with the Commission
                 June 30, 1998, and incorporated herein by reference thereto)

23.1             Consent of Counsel (included in Exhibit 5.1)

23.2             Consent of Arthur Andersen LLP